Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (Nos. 333-137397, 333-119271, and 333-118090) on Form S-8 of Steel Excel Inc. of our report dated July 30, 2013, with respect to the balance sheets of Black Hawk Energy Services, Inc. as of December 31, 2012 and 2011, and the related statements of operations, changes in shareholders’ equity and cash flows for each of the years then ended, which report appears in the Form 8-K/A of Steel Excel, Inc dated February 28, 2014 related to its acquisition of Black Hawk Energy Services, Inc.

/s/ Dixon Hughes Goodman LLP

Memphis, Tennessee
February 28, 2014